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                                                                  EXHIBIT 99(10)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 4, 2005, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-124509) under the Securities Act of 1933 and Amendment No. 4 to the Registration Statement (Form N-4 No. 811-21481) under the Investment Company Act of 1940 of SBL Variable Annuity Account XVII and the related Statement of Additional Information accompanying the Prospectus for the ThirdFed Variable Annuity.

Kansas City, Missouri
July 19, 2005